Exhibit 10.18

MASTER PRIVATE LABEL REMARKETING AGREEMENT

This Master Private Label Remarketing Agreement with all Exhibit(s), herein after referred to as the “Agreement,” made as of the 23rd day of April, 2002 (the “Effective Date”), by and between Docent, Inc., a Delaware corporation having an address at 2444 Charleston Road, Mountain View CA.94043 and hereby referred to as Company and Interwise, Inc., a Delaware Corporation having its principal place of business at 25 First Street, Cambridge MA 02142 (“IW” or “Interwise”).

WHEREAS, Company desires to license the Interwise Enterprise Communications Platform (ECP) and related products as set forth on Exhibit A from Interwise and distribute such products and Interwise desires to license to Company the ECP Platform and related products under the terms and conditions hereafter set forth.

NOW THEREFORE, in view of the foregoing premises and in consideration of the mutual promises and covenants contained in this Agreement, the parties hereby agree as follows:

I.    Description of Relationship

Interwise, Inc. and Company hereby agree to enter into this Agreement to increase their respective market shares in the area of distance learning and communications via the licensing/Private Label Remarketing of Interwise’s Enterprise Communications Platform (ECP) software to be marketed and distributed by Company as “Docent Live”. Interwise agrees to allow Company to distribute Interwise ECP licenses to its Customers as part of its own value added delivery as more particularly set forth herein. The following sets forth the entire agreement between the parties. The territory of this Agreement shall be worldwide.

II.    Definitions

Where used and identified in this Agreement the following terms shall have the meanings set forth below:

A.    Agreement: This Agreement between Company and Interwise, including Exhibits, attached hereto and incorporated by reference herein.

B.    Acceptance Date: The date or dates that a Product is sent by Interwise to Company by the transportation mode agreed to between the parties pursuant to Section V.A.1 below.

C.    Company Direct Competitor: Company’s direct competitors set forth on Exhibit C.

D.    Corporate University User License Fee: The one-time license fees paid for each end-user of a Customer to use the Products on a perpetual basis for the specific and sole purpose of allowing a maximum of * Named Users to create and provide internal

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

training services and classes in accordance with a Customer License or Docent Customer License. The first year of Maintenance is included in the license fees.

E.    Customer: means a an end user enterprise or other organization which licenses the Product from Company as part of the Docent Solution pursuant to the terms of this Agreement.

F.    Customer License: means the terms and conditions constituting the license required of Customers, which are no less stringent, and protective than those set forth in Exhibit B permitting Customer to use the Products as part of the Docent Solution for a fee.

G.    Docent Products: means Docent’s proprietary computer software and computer software related products developed and marketed by Docent as part of the Docent Solution for distribution to Customers pursuant to this Agreement

H.    Docent Customer License: Any licensing document used by Company in lieu of a Customer License, which has the prior written approval of Interwise prior to its use, which approval Interwise may withhold in Interwise’s sole discretion.

I.    Docent Solution: means the combination of a Docent Product and Product that is licensed by Company to Customers or a Product licensed to an existing Docent Product customer, provided that (i) a substantial portion of such combination shall consist of Docent Product(s) and (ii) Customer may only access the Products through a Docent Product.

J.    Enterprise Communication Platform (“ECP”): The Product which consists of a comprehensive web-based software solution for addressing the communications, collaboration and learning needs of the enterprise. The fully integrated solution offers iMentoring, iMeetings, iClasses, iSeminars and iCasts.

K.    First line telephone support: Company is responsible for direct-end user support of their customers. Support issues handled by Company include: participant and moderator interface and functionality; participant installation issues; and basic administration.

L.    Interwise Direct Competitor: The Interwise’s direct competitors set forth on Exhibit C.

M.    Interwise Communications Center (“ICC”): The module within the ECP which is accessed by Named Users in order to initiate events.

N.    Named User or ICC Registered Seat: The total number of Customer employees and contractors, as designated in the applicable Customer License or Docent Customer License, who may access and use the ICC and may therefore initiate events.

O.    Named User Perpetual License Fee: The one-time license fees paid by Company to Interwise pursuant to which Customer obtains the rights to the perpetual use of the

Products in accordance with the Customer License or Docent Customer License, per Named User. The first year of Maintenance is included in such license fees.

P.    Products: means Interwise’s proprietary ECP software in executable code form listed in Exhibit A and related end user documentation, and shall also include any additional Interwise products which are subsequently added to such Exhibit A (in the form of an Exhibit A-1, A-2, etc.) by mutual execution of such additional Exhibit A by the parties

Q.    License Fees: The price to Company of Products as set forth in Exhibit E, including any change to such price as may be provided pursuant to Section 7.E. below.

R.    Private Label Remarketing (PLR): A special status designated to Company, providing for the distribution of the Products and related services under a private label to Customers as part of a Docent Solution subject to the terms and conditions enumerated in this Agreement.

S.    Priority: In the event of any inconsistency between the text of this Agreement and the provisions of any Exhibits or any PO, the text of this Agreement shall prevail.

T.    Sales Royalty Report: A monthly report generated by Company and submitted to Interwise on or before ten (10) days after the end of each calendar month during the term of this Agreement, detailing, at a minimum, the quantity and type of Products sold on a per Customer basis including Named User Perpetual License Fees and Corporate University User License Fees to be paid, which also reflects the business volume of the previous month, and the royalty amount due Interwise. Each Sales Royalty Report shall contain, but not be limited to the following information:

a)	Customer name

b)	Reference number

c)	Product Description

d)	Quantity e) Price

U.    Updates: Any bug fixes, patches, or other revisions or changes to or modifications of the Products that Interwise makes generally available, at its sole discretion, to its customers at no additional charge as a part of Interwise’s standard maintenance services. Updates are typically designated by a change in the version number to the right of the first decimal point, and do not include Upgrades.

V.    Upgrades: Any new releases of, or revisions or modifications of the Products, such as those that provide additional features, require additional hardware or perform additional functions not provided or performed by the Products previously licensed to Company, and that are made generally available to Interwise’s customers, at Interwise’s sole discretion, at no additional charge as a part of Interwise’s standard maintenance services. Upgrades are typically designated by a change in the version number to the left of the first decimal point.

III.    Private Label Remarketer Status

Upon executing this Agreement, thereby committing to the terms within this Agreement, Company will be recognized as an official Interwise private label remarketer. Subject to Section IV.D. below, Company will have the rights to market and publicize this status, which shall include the right to use the official Interwise Logo on any of the Company materials, and acquire any upcoming certification should such certification become available. As approved by Company in writing, Company may also be featured on any Interwise collateral that names its official partners and private label remarketers.

IV.    Scope of Relationship

A. Pursuant to the terms and conditions of the Agreement, including Section IV.B. below, Company desires to license Products under this Agreement and to offer Distribution Licenses to 1.) Docent prospects as part of a Docent Solution, or 2.) existing Docent Product customers as a stand-alone offering provided that the resulting combination of Product and Docent Product result in a Docent Solution and 3.) only to end-user enterprises and organizations. Company may, along with distribution of a Docent Solution, provide a value-add to its Customers via any one or more of the following four services or Docent Solutions:

1.	Integration into a full spectrum eLearning and/or eCommunications Docent Solution

2.	Design/Edit of Learning/Knowledge Content and Objects

3.	Delivery of Training and Knowledge Sharing Sessions

4.	Offer custom recordings created by Company for Private Label Remarketing to the Customers

B.    Distribution License; Demonstration License; Sublicenses; Restrictions. Subject to the terms and conditions hereof and only for the term hereof and for the sole purpose of distributing and demonstrating the Product as part of a Docent Solution, Interwise hereby grants to Company a non-exclusive, non-transferable, worldwide license to (i) install, use and modify the Products for the sole purpose of embedding the Products in object code in a Docent Solution and testing the modified Products and Docent Solution; (ii) operate the Products on Company’s own server located either at 2444 Charleston Road, Mountain View, California or other locations specified by Company, but only for purposes of providing Customers with access to and use of the Products via the Internet pursuant to the terms of this Agreement as part of a Docent Solution; (iii) reproduce, distribute and sublicense the Product only as part of a Docent Solution solely to Customers, which Docent Solution may include the right to permit the Docent Products to grant access to and use of the Products residing on t Company’s servers via the Internet,            , only in compliance with the terms of this Agreement (items i, ii and iii of this section collectively referred to as the “Distribution License”); (iv) reproduce the Products, each copy to be used by a single Company user solely for demonstration, promotion and training purposes as part of the marketing and distribution of the Products as part of a Docent Solution, to be used only on Company’s standalone computers at Customers’ sites (each such copy a “Demonstration License”); (v) reproduce, sublicense and distribute the Products as part of a Docent Solution for evaluation, proof of concept, or similar non-production purposes by prospective customers with a term of ninety (90) days or less from the date of installation by such prospective customer (“Evaluation License”) and (vi) provide installation, implementation, training and maintenance services to Customers. Any internal use of Product for Company’s business operations or in operating a production environment is strictly prohibited by the forgoing Distribution License and requires a separate agreement between the parties. Company is authorized to grant sublicenses to Customers only in conformity in all material respects with terms of the Customer License terms provided on Schedule B or Docent Customer License. Except for the rights or licenses expressly granted in this Agreement, Company acknowledges this Agreement does not transfer any intellectual property rights, and that Interwise owns all rights in the Products including, without limitation, copyright, patent, trademark and all other intellectual property rights therein. Company shall retain all intellectual property rights to its trademarks as used on the Products.

C.    Pursuant to the Distribution License above, Company shall have the right to private label the Products, as part of a Docent Solution, under the name “Docent Live”, or another name as agreed to in writing between the parties, and incorporating the Company trademarks. All goodwill arising out of Company’s use of such private label shall inure to the benefit of Company.

D.    It is specifically agreed and understood that the integration of the Products into a “Docent Live” Docent Solution will be relatively superficial in nature, such that the logo “Interwise” or similar logo to be provided from time to time by Interwise will be present to at least the degree that an average person would recognize that Interwise technology is being used in a “Docent Live” Docent Solution. Company will be ultimately responsible and retain reasonable control for deciding placement and sizing of the “Interwise” term within “Docent Live”, subject to the immediately preceding sentence and conformance with Interwise’s then-current and reasonable trademark usage guidelines. Accordingly, Company shall be responsible for all costs associated with the rebranding of Interwise Products. Nothing herein will grant to either party any right, title or interest in the other party’s trademarks. All goodwill arising out of Company’s use of such Interwise logo shall inure to the benefit of Interwise.

V.    Interwise Provisions

A.    In recognition of the mutual promises contained herein, Interwise agrees to perform the following obligations:

1.
Deliver to Company for Company’s use pursuant to the terms of this Agreement (i) five (5) copies of the Products in an ASP format within five (5) days of the Effective Date; (ii) one (1) copy of the Products in a standalone format within a reasonable time frame; and (iii) any Updates and Upgrades thereto within one week of their general availability (such deliverables referred to collectively as the “Master Copy”). The Products will be shipped FOB Interwise’s site or made available to Company by FTP download. With respect to delivery by FTP download, the Products shall be deemed delivered to Company upon the provision to Company of an FTP download link for the Products and accompanying password and ID. All licensed Products that is hosted by Interwise shall be deemed delivered to Company upon the earlier of notice to Company that the Products is available for access or upon Company’s access of the Products. Notice of availability for download or access shall include, without limitation, email notices to a Company designated contact or other Company representatives.

2.	Sell to Company Products at discounted rates as more particularly set forth in Exhibit E.

3.	Provide first line technical support as set forth in Exhibit D to two (2) designated Company employees.

4.	Accept input from Company into the product development cycle.

5.	Provide timely information and disclosure on Interwise future Product Updates and Upgrades including features, functions, and known issues.

6.
Provide Company monetary consideration for providing qualified referrals to Interwise, pursuant to the terms of the Interwise Master Referral Agreement, which may be negotiated and entered into separately in good faith.

7.	Incorporate Company’s logo on its partner web page, with an explanatory paragraph as reasonably approved by Company, and link to Company’s website

8.	Provide electronic copies of marketing materials made generally available (if available in such format) to be used in Company’s marketing efforts

9.	Provide hard copies of generally available collateral at actual cost for the duration of the Agreement.

10.	Provide “Speed” training for Company employees, free of charge for the duration of the Agreement.

11.	Provide access to channel partner programs that Interwise may make available in the future.

12.	Provide Company with Updates for the Products.

13.	Interwise, at its sole discretion may provide Company with Upgrades for the Products including revisions

14.
Interwise will work with Company to train Company’s organization as to the value proposition of the “Docent Live” solution as mutually agreed to between the parties. In addition, Interwise commits to traveling at its expense to two events in the United States, to be agreed upon by both Company and Interwise, for the purpose of conducting enablement training sessions for the Company’s sales organization and/or Company’s support and services organizations.

VI.    Company Provisions

In recognition of the mutual promises contained herein, the Company agrees to perform the following obligations:

1.
Company will provide “1st line” telephone support services as a basic level of support directly to its Customers on a per project basis. (Interwise will provide first line technical support to Company on all technical issues around the Products and hosting.)

2.	To provide its own Company resources necessary for pre-sales demos, proposals and administrative tasks relating to the processing of Product orders.

3.
To collaborate with Interwise at industry trade events and pursue in good faith opportunities to jointly market the Interwise / Company solution where it is deemed by both parties that these efforts do not conflict with Company’s marketing of the “Docent Live” solution.

4.
Complete the “Partner Client Registration & Referral Form” for each potential Company engagement in order to ensure that Interwise and Company do not work at cross-purposes with an account. (See Appendix B: Partner Client Registration & Referral Form).

5.	Incorporate Interwise Logo, explanatory paragraph as reasonably approved by Interwise, and link to Interwise website from its site where appropriate.

6.	Permit Interwise to use its company name and logo on Company’s publicly available customer lists.

7.	Insure that Company’s customers confirm acceptance of the terms of Interwise’s Agreements.

8.
Sales Royalty Report. No later than ten (10) business days after the end of each month, Company will submit a Sales Royalty Report for the Products sold by Company as part of a Docent Solution during the previous month.

9.	Company agrees to the prices and payment terms to Interwise as set forth in the schedules incorporated in Section VII.

10.	Company will invoice its Customers and collect all amounts due from its Customers.

11.
Should Interwise contract with any organization to Private Label Remarket (PLR) the Interwise ECP whereby the financial terms of that contract differ from this Agreement, Interwise will offer the same terms to Company for acceptance, at Company’s option.

12.
Company agrees to equally share with Interwise the development costs incurred, as mutually agreed to related to the integration of the Products with Docent Products. These integration costs shall not include the costs of rebranding, which shall be the sole responsibility of Company. Interwise will submit to the Company the price of such development prior to the initiation of such work, which Company may approve or disapprove in its sole discretion.

13.
Company agrees to cooperate and assist Interwise, at Interwise’s expense, by reasonably providing information with respect to any Customer for unauthorized use, copying, or distribution of the Products.

VII.    Pricing and Payment

A.    The parties agree to the pricing and payment terms listed below.

(1)    Interwise will invoice Company based on information derived from the monthly Sales Royalty Report.

(2)    Unless otherwise explicitly set forth in this Agreement, payment of all amounts properly invoiced from Interwise to Company will become due thirty (30) days from the date of each invoice. The prices Interwise charges for Products under this Agreement do not include any sales, use, customs, excise, import or export, value added or similar tax (except Interwise’s own income taxes) arising from the transaction, which shall be the sole financial responsibility of Company. All payments shall be in U.S. Dollars. Any late payment made after 30 days from date of invoice shall incur a late fee of 1.5% per month on the unpaid balance.

(3)    Company may dispute, in good faith, and withhold payment of items contained in Interwise’s invoice; provided that (a) the disputed item is of a material nature and (b) any amounts not in dispute in such invoices shall be paid in accordance with this Agreement.

B.    Named User Perpetual License Fee Pricing:

The pricing for Named User Perpetual License fees is delineated in the first table located in Exhibit E, attached hereto.

C.    Corporate University User License Fee Pricing:

The pricing for Corporate University User License fees is delineated in the second table located in Exhibit E, attached hereto.

D.    Maintenance and Support Fees:

The fees for the first year of Maintenance and Support have been included in the prices for the first year of this Agreement as further delineated in Exhibit E, attached hereto. The fees for all Maintenance and Support in subsequent years is set forth in the tables in Exhibit E and is separate from the other fees and shall be paid by Company to Interwise at the beginning of each year.

E.    Price Changes:

Interwise reserves the right to changes the list price of its Products and services. Interwise shall provide Company with sixty (60) days advance notice of any changes in the list prices of its Products and services. Price changes will apply to Products Company distributes on or after the effective date of the list price change. The amount of Company’s discount off of the list price shall remain the same as enumerated in Exhibit E, attached hereto. Notwithstanding the foregoing, Company will extend, for a period of up to 120 days from the date of the above notice, the then-current net purchase price for documented, outstanding written bids in which Company has offered Products to potential customers; provided Docent submits in writing a list of its then-current outstanding written bids within fifteen (15) days after being notified of a price change.

VIII.    Interwise-Docent Special Performance Incentive Fund (Spif) Accrual:

A.    For the period set forth in Section VIII.B. below, Interwise will accrue * percent (*%) of the license fees payable to Interwise as reflected on the Sales Royalty Reports for the purpose of providing an incremental incentive for the Docent Sales Force to distribute “Docent Live” (“Special Performance Incentive Fund” or “SPIF”). Interwise and Company will work in good faith to establish and agree upon realistic objectives and timeframes for the Company’s sales force. Upon attainment of targets by an individual in the Company’s sales force, Company will report the aggregate dollar value of the incentive payment due. based on the agreed-to incentive set forth in the immediately preceding sentence. Interwise will issue a credit memo for the amount specified up to but not exceeding the then-current SPIF balance, to be applied against future invoices for license fees payable hereunder arising out of the Sales Royalty Reports, and the then-current SPIF shall be decreased accordingly.

B.    The duration of the SPIF period shall commence upon the Effective Date and shall continue through termination or expiration of this Agreement (“SPIF Termination Date”). Any claims for incentive payments due for this period of the SPIF shall be made to Interwise no later than forty five days after the SPIF Termination Date. In addition, the parties agree that on or about May 1, 2003 they will in good faith review and renegotiate the terms of the SPIF for the renewal term of the Agreement, if any. If the parties fail to renegotiate the SPIF on or before July, 2003 (provided the Agreement has renewed), the SPIF period shall immediately terminate.

IX.    Term and Termination of the Partnership

A.    This Agreement shall commence on the “Effective Date” listed in the first paragraph of this Agreement and shall continue in effect for a period of twelve months. This Agreement shall automatically renew for two successive 12-month periods unless either party notifies the other party in writing, at least thirty (30) days before the end of the then-current term, of its election not to renew. This Agreement may be terminated sooner upon the occurrence of any of the following:

1.
If Company fails to make any payment due within thirty (30) days after receiving written notice from Interwise that such payment is delinquent, Interwise may terminate this Agreement upon written notice to Company at any time following the end of such thirty (30) day period.

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.
If either party materially breaches any term or condition of this Agreement (other than (1) above), and fails to cure that breach within thirty (30) days after receiving written notice of the breach, the non-breaching party may terminate this Agreement on written notice at any time following the end of such thirty (30) day period during which time such breach remains uncured.

3.
This Agreement shall terminate automatically without notice and without further action by Company, in the event Interwise becomes insolvent (i.e. becomes unable to pay its debts in the ordinary course of business as they become due); makes an assignment for the benefit of creditors; or ceases to conduct business in the ordinary course.

B.    Preliminary Termination Report: Within fifteen (15) days of the termination of this Agreement, Company will report to Interwise, in writing, the status of negotiations with potential customers and the products/services Company is obligated to provide existing customers.

C.    Final Termination Reports: Within thirty (30) days of the termination of this Agreement, Company will provide Interwise with the following written reports: (i) an installation report which identifies each customer who entered into an end-user license and/or Agreement and (ii) a statement of all sums due and/or payable to Interwise.

D.    Effect of Termination: Upon the termination or expiration of this Agreement for any reason: (i) all Private Label Remarketing rights given to Company shall terminate and no residual rights shall remain with Company and Company shall not license, sell or otherwise dispose of the Products to any third party; (ii) in the event this Agreement is terminated due to a default by Company existing Customers’ Product licenses shall revert back to Interwise, at Interwise’s sole option (provided that Interwise shall have no rights or obligations with respect to any Docent Products), (iii) in the event this Agreement is terminated for any reason other than a default by Company, existing Customers shall remain licensees of Company until Company’s obligations to each such Customer expire or terminate, (iv) each Customer of Company as of the effective date of termination or expiration of the Agreement shall have the right to continue to use the Products after such expiration or termination, so long as its end-user license remains in full force and the Customer is not in violation thereof; (v) Company shall immediately pay Interwise all undisputed amounts due and outstanding as of the date of termination or expiration; and (vi) Company shall return to Interwise all products, software, documentation and other materials in its possession and control or parts thereof and all Interwise Confidential Information. Company shall not thereafter make any use whatsoever of such material or confidential information.

X.     Export Regulations

Without affecting the scope of the rights granted herein, in the event Company intends to download, transfer, make available via Internet or use Interwise’s products in any location outside the United States under this Agreement, Company agrees that it will comply with all applicable United States export laws and regulations and shall be responsible for all tariffs and duties, if any. Furthermore, Company agrees and certifies that it will use it best efforts to ensure that the Products will not be given, sold, leased, or in any way made available to any person, business, entity or country which the United States Government through the Department of Commerce or other department, lists as a person, business, entity or country to whom the sale or lease of the Products are prohibited by law.

XI.    Compliance with Laws

In the performance of this Agreement, the Company warrants that it is compliance with all federal, state and local laws and regulations including but not limited to the Fair Labor Standards Act of 1938, as amended, all Worker’s Compensation regulations and all Executive Orders as may from time to time be amended or modified and shall hold Interwise harmless from any liability directly or indirectly resulting from Company’s failure to so comply.

XII.    Taxes

Company shall be responsible for all sales, use and other similar taxes, if any, imposed by any federal, state or local governmental entity on the transactions contemplated in this Agreement, excluding taxes based on Interwise’s net income. When Interwise has the legal obligation to pay or collect such taxes, the appropriate amount shall be invoiced to and paid by Company unless Company provides Interwise with a valid tax exemption certificate authorized by the appropriate taxing agency.

XIII.    Proprietary Rights

A.    Ownership:    The parties agree that Interwise is the owner of the Products, as defined in Section II(12), including ECP Software, ICC and Interwise Expressway and thereby owns all proprietary rights, title and interests therein, including but not limited to copyrights, trademarks, service marks, and patents. The Products are licensed not sold. Similarly, Docent is the owner of the Docent Products as defined in Section II(7) and certain elements of the “Docent Live” Docent Solution and any other Docent Solutions, excluding the Products, and thereby owns all proprietary rights, title and interests therein, including but not limited to copyrights, trademarks, service marks and patents.

B.    Limitation on Use:    Both Company and Interwise agree to use all computer programs, documentation, manuals and information consisting of or containing proprietary information related to the Software solely for the purpose of performing under this Agreement. Neither party will decompile, disassemble, benchmark, or otherwise reverse engineer the products of the other party or cause others to do so. Neither party will modify or cause others to modify the products of the other party, except as permitted in this Agreement. Company’s Customer will be required to sign a Customer License or Docent Customer License to this effect prior to receiving the Products.

C.    Modifications:    Interwise shall own all proprietary rights in any modifications, updates bug fixes or enhancements to the Products, whether created by Interwise or another party. Interwise reserves the right to substantially modify the Products for the purpose of eliminating any code, which infringes upon a third party’s proprietary rights.

D.    Trademark and Copyright: Company and Interwise agree that Interwise owns the trademark for its Enterprise Communication Platform (ECP) software. Except for Docent

Solutions, which are marketed and distributed under the label “Docent Live”, Company also agrees to place a copyright notice identifying Interwise as the copyright owner on all copies of the end user documentation and any other written documentation or materials distributed by Company. With respect to the “Docent Live” Docent Solution, Company shall ensure that proprietary, copyright and/or other intellectual property notices (whether referencing Company or Interwise, as permitted by applicable statute) are displayed in a manner reasonably comparable to the manner in which similar notices are displayed in the Products as delivered by Interwise to Company.

XIV.    Indemnification

A.    Interwise shall indemnify and hold the Company harmless against any and all claims, suits, liability, losses, damages and judgments and shall pay all costs (including reasonable attorney’s fees) and damages to the extent that such liability, costs or damages arises from a final award in favor of a third party or in settlement against a claim, action or suit that Interwise’s Products infringe upon any third party’s United States patent, trademark, trade secret or copyright. Interwise may, at its option, defend or settle any such action, or any part thereof brought against the Company arising from a claim that such infringement as described herein has occurred. Interwise’s obligations under this section are conditioned upon its being given (i) prompt notice of each such claim received in writing by the Company and (ii) the right to control and direct the investigation, defense and settlement of each such claim. The provisions of this section shall survive any termination of this Agreement and shall constitute Interwise’s sole obligation and Company’s sole remedy with respect to an infringement of any third party intellectual property rights by the Products. Interwise shall have no obligation under this Section XIV (A) to the extent that a claim is based on (u) the combination, operation or use of Products with other software to the extent such infringement would have been avoided by use of the Products alone; (v) the result of the negligence and willful misconduct of Docent or its Customers; (w) compliance with Docent’s written directions directing a change, modification or alteration to the installation or implementation of the Products; (x) use of the Products in a manner not authorized by Interwise except as set forth in its published specifications or manuals or specifically agreed to in writing; (y) use of a superceded or altered release of the Products to the extent such infringement would have been avoided by the use of the current unaltered release of the Products; or (z) any combination of the foregoing.

B.    If all or any part of the Products, marketing material, Interwise trademark licensed hereunder is, or in the opinion of Interwise, may become, the subject of a claim or suit of infringement, Interwise at its own expense shall do one of the following: (i) procure for Company the right to use or grant sub-licenses to use the Products or the affected part thereof; (ii) replace the Products or affected part with other suitable and non-infringing software that has equivalent features and functionalities; (iii) modify the Product or affected part to make it non-infringing; or (iv) if after using good faith and commercially reasonable efforts it is not feasible for Interwise to do either “(i)”, “(ii)”or “(iii)”, Interwise may terminate this Agreement as to the infringing Product and shall refund to Company the royalties paid by Company to Interwise for those infringing Products for which Company is obligated to refund and actual refunds to its Customers the license fees paid by such Customers to Company for such Products. The foregoing provisions of this Section XIV state the parties’ entire rights and liabilities with respect to infringement of third party intellectual property rights and Company and its Customers shall have no other claims whatsoever against Interwise with regard to the infringement of the Products, marketing material, or Interwise trademarks licensed hereunder.

XV.    Warranty

A. Interwise makes the following warranties regarding Products furnished hereunder, which warranties shall survive any delivery, inspection, acceptance, payment, or Private Label Remarketing of the Software:

1.
Interwise or Interwise’s vendors, to the best of Interwise’s knowledge, have legal title and rights of ownership of the Products and supplemental documentation or Interwise currently is the owner of distribution rights and has the right to license the same to Company, and Interwise has all necessary rights, title, and interest to grant the rights set forth herein to Company, free of any claims, liens, or conflicting rights in favor of any third party;

2.
Interwise warrants to Company alone that for the first ninety days (90) days following delivery of the Products, the Products licensed in this Agreement are free from significant programming errors and defects in workmanship and materials, and substantially comply with functionality and performance set forth in Interwise’s published specifications or as otherwise expressly agreed in writing; Interwise does not warrant that the Products will operate in any combination except as specified in such published documentation. Notwithstanding any other provision of this Agreement, Interwise and Company acknowledge that Company’s or its Customers’ use of the Products may not be uninterrupted or error-free. As Company’s sole and exclusive remedy and Interwise’s entire liability for any breach of the foregoing warranty, provided the Product version or release is currently being supported by Interwise, Interwise will, at its sole option and expense, do one of the following: (i) repair any Product which fails to meet this limited warranty in accordance with Interwise’s maintenance and support obligations set forth in Exhibit D or (ii) replace any medium or Product which fails to meet this limited warranty, or (iii) if Interwise is unable to repair or replace the medium or the Product, refund to Company the applicable royalties paid for such Product upon return of or destruction of or confirmation that such nonconforming item is no longer being used

3.	The Products do not infringe any intellectual property right of any third party; and;

4.
The Products contain no disabling code and is free from any viruses (“Malicious Code”). If Malicious Code is discovered in the Products as delivered by Interwise, Interwise’s sole obligation and liability and Company’s sole remedy shall be for Interwise to provide Company with a clean copy that does not contain such Malicious Code as promptly as practical but in any event within five (5) days following Company’s notice to Interwise of the presence of Malicious Code.

B.    Company makes the following warranties which warranties shall survive this Agreement:

1.	Company has the legal right, title and ability to enter into this Agreement and the promises contained herein;

2.	Company is the owner of the Docent Products or currently is the owner of distribution rights and has the right to license the same as contemplated under this Agreement.

C.    Disclaimer of Warranty.    EXCEPT AS SET FORTH IN SECTION XV, INTERWISE SPECIFICALLY PROVIDES COMPANY WITH NO WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATIONS AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTIES, CONDITIONS, GUARANTEES OR REPRESENTATION, EXPRESS OR IMPLIED, ORAL OR IN WRITING, REGARDING THE SOFTWARE, ITS PERFORMANCE OR OTHER ISSUES RELATED TO THIS AGREEMENT.

XVI.    Limitation of Liability

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFITS OR INCOME) IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE FURNISHING, FUNCTIONING, USE, DISTRIBUTION OR MARKETING OF THE PRODUCTS, DOCENT PRODUCTS OR ANY RELATED ITEM OR SERVICES PROVIDED BY INTERWISE OR COMPANY AND NEITHER PARTY NOR EITHER PARTY’S THIRD PARTY LICENSORS SHALL BE LIABLE HEREUNDER FOR DAMAGES WHICH EXCEED, IN THE AGGREGATE, THE AMOUNT OF FEES RECEIVED UNDER THIS AGREEMENT DURING THE EIGHTEEN MONTH (18) MONTH PERIOD PRECEDING THE EVENT OR CIRCUMSTANCES FROM WHICH THE CLAIM AROSE. THE LIMITATIONS SET FORTH IN THIS SECTION XVI SHALL NOT APPLY TO COMPANY’S PAYMENT OBLIGATIONS, EITHER PARTY’S BREACHES OF CONFIDENTIALITY OR INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY, OR TO A PARTY’S OBLIGATIONS (OR BREACH THEREOF) UNDER SECTIONS IV OR XIII B NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY A PARTY’S NEGLIGENCE OR LIABILITY FOR FRAUD.

XVII.    [Intentionally Omitted]

XVIII.    Risk of Loss

From and after the date of delivery of the Products and any other products to Company, Company shall bear the entire risk of the Products and/or products loss, theft, damage or destruction. In no event will Interwise be responsible for any loss or damage caused by the failure of Company and/or the failure of Company’s employees and/or agents to perform the responsibilities delineated in this Agreement.

XIX.    Confidentiality

A.    Definition:    The term “Confidential Information” shall mean any information disclosed by either party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, which is disclosed either in writing, orally or by inspection and identified as “Confidential” or “Proprietary”. Notwithstanding the foregoing, the following is “Confidential Information” of Interwise: any information, in whatever form, disclosed by Interwise that relates to the Software that is not publicly known and can be reasonably identified by the by the receiving party as confidential.

B.    Obligation:    The receiving Party shall treat as confidential all Confidential Information received from Disclosing Party, shall not use such Confidential Information except as expressly permitted under this Agreement and shall not disclose such Confidential Information to any third part without the Disclosing Party’s consent. The Receiving Party shall use the same measures to protect the Confidential Information that it takes with its own most confidential information, but in no event less than reasonable measures to prevent the disclosure and unauthorized use of Confidential Information.

C.    Exceptions:    Not withstanding the foregoing, the restrictions in this section shall not apply to information which: (i) was developed independently by the Receiving Party without any use of the Confidential Information of the Disclosing Party and by the employees or other agents of (or independent contractors hired by) the receiving Party who have not been exposed to the Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a third party without breach of this Agreement and who has a right to disclose it; (iii) was in the public domain at the time that it was disclosed or becomes in the public domain through no act or omission of the Receiving Party; (iv) was rightfully known to the Receiving Party, without restriction, at the time of the disclosure; or (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided however that the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall use its reasonable best efforts to obtain a protective order or otherwise prevent public disclosure of such information.

XX.    Escrow

A.    Upon written request and at the expense of Company, Interwise will designate Company as an additional beneficiary to Interwise’s existing source code escrow account (the “Escrow Account”) with DSI Technology Escrow Services, (The “Escrow Agent”); provided that Company pays, in advance, all related fees. Interwise will deposit into the Escrow Account a technical data package (“TDP”) that shall contain data for all then-current versions of all source code listings related to all Software and firmware programs that form any part of the Products and all other documentation in whatever media embodiment related to the design, engineering and implementation of the Products thereof. The contents of the TDP in escrow are considered proprietary and shall be released to Company under the specific conditions set forth in the source code escrow agreement between Interwise and the Escrow Agent (respectively the “Escrow Agreement” and the “Release Conditions”) solely for the purpose of Company maintaining and supporting the Products as part of a Docent Solution.

B.    Should the TDP be properly released to Company in accordance with the terms of the Escrow Agreement, such released TDP shall be subject to the same nonuse and nondisclosure restrictions provided in this Agreement, and such additional restrictions as may be appropriate for source code. Upon notification to Company, once the Release Conditions no longer exist, Company shall immediately discontinue all further use of the TDP, return to the escrow agent all the TDP in its possession or control, and shall promptly certify in writing to Interwise that such actions have been taken.

C.    When a Customer requests the placement of Products into an escrow account, Interwise shall allow Customer to become a third party to the escrow agreement.

D.    Company shall be responsible for the payment of all escrow agent costs arising in connection with the maintenance of the escrow described in this Section XX.

XXI.    Miscellaneous

A.    Assignment:    Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party which consent shall not be unreasonably withheld. Any such assignment without the prior express written consent of the other party shall be void. Any change in control of assignor party, and any assignment by assignor party by merger or otherwise by operation of law (“Change of Control”), shall constitute an assignment of this Agreement by assignor party for purposes of this Section. The foregoing notwithstanding, there shall be no assignment of this Agreement by either Interwise or Company to any of the Direct Competitors of either Company or Interwise as set forth on Exhibit C unless pursuant to Change of Control, and then only with the prior written consent by the other party. In the event Company or Interwise refuse to provide consent for such assignment of this Agreement to a Direct Competitor by the other party, this Agreement shall be terminated based on a mutually agreed to transition plan for terminating this Agreement, to be agreed to and completed prior to completion of the Change of Control. In the event the parties fail to mutually agree on such plan, this Agreement shall automatically terminate as of the effective date of the Change of Control. Any attempt to assign this Agreement that does not comply with this section will be void. Subject to the foregoing, this Agreement shall be binding and inure to the benefit of the parties, their respective successors and permitted assigns.

B.    Waiver and Amendment:    No modification, amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether express or implied, shall not constitute a consent to, waiver of or excuse of any other different or subsequent breach.

C.    Survival:    The terms, provisions, warranties and indemnities contained in this Agreement shall survive the delivery and acceptance of the Products and the payment of the Purchase Price.

D.    Incorporation by Reference:    The Exhibits to this Agreement constitute integral parts of this Agreement and are hereby incorporated into this Agreement by reference.

E.    Governing Law:    The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of California.

F.    Independent Contractors:    The parties to this Agreement are independent contractors. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

G.    Notices:    All notices, demand, requests and other communications hereunder shall be in writing. Notice shall be considered effective on the earlier of actual receipt or (a) the day following transmission if sent by facsimile followed by written confirmation by registered overnight carrier or certified United States mail; or (b) one (1) day after posting when sent by registered private overnight carrier (e.g., DHL, Federal Express, etc.); or (c) five days after posting when sent by certified United States mail. Notice shall be sent to both Interwise and Company at the addresses set forth on the first page of this Agreement, or such other address(es) as shall be given by either party to the other in writing. Notices to both parties shall be addressed to the attention of their respective General Counsel.

H.    Severability:    If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect.

I.    Complete Understanding:    This Agreement, together with all Exhibits attached hereto, constitutes the final, complete and exclusive agreement between the parties and supercedes all other agreements, oral and written, heretofore made with respect to this transaction.

J.    Force Majeure:    Except for Company’s obligation to pay Interwise, neither party shall be liable for any failure or delay in performance caused by reasons beyond its reasonable control.

IN WITNESS WHEREOF, Interwise and Company have executed this Agreement as of the date first shown hereinabove, and this Agreement shall be deemed dated as of such date.

INTERWISE, INC. 25 First Street Cambridge MA. 02142	DOCENT, INC. 2444 Charleston Road Mountain View CA.94043

By:	By:
Title:	Title:	VP & CFO

Date:	Date: April 23, 2002

EXHIBIT A
PRODUCTS

ECP

EXHIBIT B

CUSTOMER LICENSE TERMS

Company shall include terms and conditions substantially similar to the following in terms of use to with respect distribution of the ECP, be incorporated into a mutually executed license agreement,and with respect to end user downloaded Participant, Moderator and Outlook Add-in modules, a “shrink-wrapped” (requiring scroll through prior to the ability to click “accept”) license agreement that clearly notifies the Customer that the use of the Products are subject to the agreement

1.    Customer License Terms for Products.    Each license for Products shall grant limited, non-exclusive, non-transferable, non-sublicensable rights to use the proprietary software, in executable code form only, only in accordance with the applicable end user documentation, if any, only at a specified location, for Customer’s specified Named Users, on Customer’s specified computer servers (if so specified), solely for Customer’s own internal business uses and not for Private Label Remarketing or distribution and solely with the Docent Products and only to be accessed via the Docent Products.

2.    License Restrictions.    Customer shall limit the use of the Products to the number of Named Users for whom Customer has paid the required license fees. Customer shall not, nor permit any third party to: (a) copy or duplicate the Products except as described in this Agreement; (b) merge the Products with another program, provided that Customer is permitted to run other separate executable software programs through Products’ standard application program interface(s); (c) modify the Products; (d) reverse-engineer, disassemble, de-compile, or in any way attempt to discover the source code of the Products; (e) sublicense, rent, lease, or otherwise transfer any portion of the Products, or offer access to the Products on a time-share or service bureau basis; (f) use the Products for any purpose other than those described herein, or (g) externally publish any performance or benchmark data related to the Products without Interwise’s prior written consent.

3.    Proprietary Rights Provisions:    An acknowledgment that although copyrighted, the Products embody valuable trade secrets proprietary to Company and/or Company’s suppliers. An acknowledgement that as between Company and Customer, the Products (and all copies thereof) and the related documentation (and all copies thereof) are the copyrighted, proprietary, and confidential property of Company or its licensors, and that all right, title and interest in and to the intellectual property rights in and to the Products and any related documentation, including but not limited to all patent, copyright, trademark, trade secret and derivative rights are owned by, belong to and remain with Company or its licensors and not Customer. All rights to the Products that are not expressly granted to Customer in the sublicense shall in no event be construed as conferring a license to, or rights in, any Company and/or Company’s supplier patent, trademark, know how or proprietary information (“Intellectual Property”). An obligation that Customer shall maintain the Products and related documentation in confidence

4.    Limitation of Liability.    Company shall on behalf of itself and all of its suppliers and licensors, disclaim any and all liability for incidental and consequential damages as permitted by applicable law.

5.    Audit.    Customer hereby agrees that Company and its licensors shall have the right, from time to time, to audit Customer’s use of the Products and Customer’s compliance with the terms of this Agreement.

EXHIBIT C

COMPANY DIRECT COMPETITORS

Boniva
Click2Learn
DigitalThink
Gen21
Hewlett Packard Education
IBM-Lotus Learning Space
Isopia
KnowledgePlanet
Learn Frame
Meridien
Pathlore
Plateau
Oracle iLearning
Ninth House
Saba
SmartForce
Sun LearnTone
Thinq

INTERWISE DIRECT COMPETITORS

Centra
Placeware
Webex
IBM/Lotus

Learningspace-Sametime

EXHIBIT D

COMPANY LEVEL MAINTENANCE SCHEDULE

1.0    Designated Contacts.

1.1
Company’s Technical Support Team will be designated as contacts to Interwise. Company agrees that only these designated contacts are permitted to contact Interwise for support services. Company will provide first level internal Help Desk support for Company’s employees and first level support for all Customers. Each of the parties will designate a single point of contact for resolution of technical support disputes as follows:

For Interwise: To be provided

For Company: Lisa Bauer

2.0    Support Services.

2.l    Services.    Interwise will answer technical questions by Company concerning Support Services within the scope of this Exhibit, including Company service questions regarding use and operations of the Products.

2.2    Application Support.

(a)	During the term of this Agreement, Interwise will provide support personnel that will be available during Interwise Business Days and via the communication methods described below.

(b)	Interwise Business Days: Except for designated holidays, standard support hours are Monday through Friday, 9:00 a.m. to 5:00 p.m. Pacific Time.

(c)	Communication Methods. Company can communicate with Interwise’s support team in any or all of the following ways. Interwise will inform Company in writing of any changes to this information.

Phone:	E-mail:
Fax:
US Mail or FedEx:

(d)
Application Issues. Support is provided for the Products only as it is configured by Interwise, and not in any other form, or configuration. Interwise does not warrant or represent that all issues or errors can be corrected, but Interwise will make best efforts to deliver corrections or provide work-arounds whenever feasible. Interwise will respond to reported application issues according to the following protocols:

Priority	Definition	Response Time
P1	Urgent: The Products on the production system is down (crashes) or is not operational.
Initial response within 1 hour of the case being submitted. The designated “Company contact” will be updated twice daily on progress. Actions will commence within 1 hour on all Interwise Business Days.

P2
Important: The Products on the production system is operational but has a major functional loss that impedes transactions from being completed or the development/test system is down (crashes) or is not operational.

Initial response within 2 hours of the case being submitted. The designated “Company contact” will be updated daily on progress. Actions will commence within 4 hours of notification on all Interwise Business Days.

P3
Necessary: The Products on the production system has a functional loss that does not impede transactions from being completed, but affects performance or user quality; or a suitable work around can be employed; or the functionality is not immediately necessary; or the development/test system has a major functional loss that impedes transactions from being completed.

Initial response within 4 hours of the case being submitted. The designated “Company contact” will be updated weekly on progress. Actions will commence within 2 days of notification on all Interwise Business Days.

P4	Minor: The Products has a cosmetic or grammatical error that does not affect performance or stability of the system, or Company has questions regarding use of the product.	Initial response within 1 day of the case being submitted. The designated “Company contact” will be updated on an as needed basis.
P5	Enhancement: Request for a new feature or new functionality that does not already exist in the product. Requirements will be noted and evaluated for the next release(s).	Enhancement requests will be logged and submitted to Product Development and Marketing departments. The designated “Company contact” will be updated on an as needed basis.

2.3    Management and Classification of Hardware and Products Errors.    Company agrees to setup and maintain all client hardware, client software, network connections according to specified configurations provided by Interwise. Interwise shall have no responsibility for correcting any errors in such configuration or in other manufacturers hardware and/or software which includes, servers, network equipment, load-balancers, firewalls, browsers such as Netscape Navigator or Internet Explorer, operating systems such as Windows NT, Solaris or NetWare, or database systems such as Oracle or Sybase. Company client hardware and network errors must be addressed by the Company according to the Company’s support and maintenance agreements with respective client hardware and network vendors

3.0    Company Responsibilities.

3.1    Company shall be responsible to:

(a)	Provide to Interwise all applicable information regarding any Products issue, to enable Interwise to duplicate the circumstances indicating a reported Products defect or error; and

(b)
Provide best efforts to cooperate with Interwise with respect to testing, isolating, identifying, documenting, and in any other actions necessary to resolve any Products issues and errors, including the application of a temporary workaround or bypass supplied by Interwise or temporary implementation by Company of a computer or operational procedure, in order to diminish or avoid the effect of the issue; and

(c)	Provide all communications to Interwise in the English language, including the reporting of any errors.

(d)
Appoint a small team as an “IT Contact” who shall be the primary information technology support contact for Interwise and internal Company users with regard to Company IT issues across all Company’s sites. A secondary contact will be appointed as an alternate for times when the primary contact is unavailable for urgent issues. Company IT issues include, but are not limited to client hardware, client software including browsers, desktop setup, network, ISP internet connectivity and all other technical issues that affect operation of the Products outside of Interwise provided hardware, software and network connections; and

(e)
Notify Interwise of any network changes that may impact user connectivity one month prior to implementation of such changes. Any such changes will be supported at Interwise’s sole discretion. Interwise will take reasonable steps to support such changes. Interwise will notify Company if significant changes will require additional support costs that will be billed to the Company at $2000 per day plus any hardware or software costs.

4.0    First Level Support.

First Level support is the responsibility of Company and is also provided via the online help and FAQ documents. First Level support is also provided by Company’s IT organization and includes answering general service questions. If the issue cannot be answered by the First Level support representatives, these representatives may escalate it to Interwise’s Second Level support desk.

5.0     Second Level Support.

Second Level support consists of Interwise support representatives who receive and record the Company representative’s inquiries as described in Section 8 below. The Interwise support representatives will make every commercially reasonable attempt to answer the problem during the same business day that Interwise receives the report from Company. If the Second Level Support is unable to resolve an issue within the one (1) business day, Second Level support will escalate the issue following the escalation procedures described below. Interwise will notify Company by email or telephone of the estimated time of resolution. Interwise will send Company additional messages as deemed necessary to ensure Company is properly informed.

6.0    Escalation Procedures:

6.1    The first technical support engineer who is available after Interwise Company Support (“CDS”) representative receives a question takes responsibility for it.

6.2    CDS logs the incident into its call tracking system and contacts Company to confirm receipt of the issue and to retrieve any information the engineer feels is important to resolve the problem. Company and CDS decide on the severity level to be assigned to the issue.

6.3    Issues that cannot be solved by the engineer responsible for the question are presented to the technical support team for resolution.

6.4    Issues that indicate software problems are logged in the tracking system and escalated to the “Developer on Call” working in the Interwise engineering department.

EXHIBIT E

DOCENT PRIVATE LABEL DISCOUNT TABLE

*

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*
*
*
*
*
*
*
*

The table above is subject to the following terms:
1.	Named User Perpetual Licenses
2.	Hosting and Services to be addressed by Docent
3.	Maintenance is included in the first year and becomes an annual fee thereafter
4.	Subsequent annual maintenance is billed at the beginning of each anniversary year for each Customer license

DOCENT PRIVATE LABEL (Corporate University) DISCOUNT TABLE

*
*
*
*
*
*
*
*

The table above is subject to the following terms:
1.	Perpetual Licenses up to * Named Users that can create classes, with the remainder to be used by Corp. University trainees
2.	Hosting and Services to be addressed by Docent
3.	Maintenance is included in the first year and becomes an annual fee thereafter
4.	Subsequent annual maintenance is billed at the beginning of each year for each Customer license

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.